UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 1, 2011
Date of report (Date of earliest event reported)

Feihe International, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Utah	001-32473	90-0208758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Star City International Building, 10 Jiuxianqiao Road, C-16th Floor
Chaoyang District, Beijing, China 100016
(Address of principal executive offices, including Zip Code)

+86 (10) 8457-4688
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On February 1, 2011, Feihe International, Inc. (the “Company”) entered into a redemption agreement (the “Redemption Agreement”) with Sequoia Capital China Growth Fund I, L.P. and certain of its affiliates (collectively, “Sequoia”) pursuant to which the Company agreed to redeem and purchase from Sequoia an aggregate of 2,625,000 shares (the “Shares”) of the Company’s common stock.  The Shares were originally issued to Sequoia pursuant to a subscription agreement with the Company entered into in August 2009, which, among other things, granted Sequoia a right to have the Shares redeemed if the average of closing prices of the Company’s common stock for the fifteen trading days commencing on the third anniversary of the closing date is less than $39.00 per share.  Pursuant to the Redemption Agreement, the Shares will be redeemed in four equal installments on or around March 31, 2011, September 30, 2011, December 31, 2011 and March 31, 2012 (each, a “Closing Date”), for an aggregate payment on each Closing Date of $15,750,000, together with interest accruing at the rate of 1.5% per annum, compounded annually from August 27, 2009 until such Closing Date.

The foregoing description of the Redemption Agreement does not purport to be complete and is qualified in its entirety by reference to the complete copy of the Redemption Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01                      Regulation FD Disclosure.

On February 1, 2011, the Company issued a press release announcing the Redemption Agreement.  A copy of the Company’s press release is furnished herewith as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1	Redemption Agreement dated February 1, 2011
99.1	Feihe International, Inc. press release announcing Redemption Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEIHE INTERNATIONAL, INC.

By:	/s/ Leng You Bin
Leng You Bin
Chairman and CEO

Date: February 2, 2011

INDEX TO EXHIBITS

Exhibit	Description
10.1	Redemption Agreement dated February 1, 2011
99.1	Feihe International, Inc. press release announcing Redemption Agreement